AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 13E-4
                          ISSUER TENDER OFFER STATEMENT
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                  FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                                (Name of Issuer)

                  FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                      (Name of Person(s) Filing Statement)

                SHARES OF COMMON STOCK, PAR VALUE $0.50 PER SHARE
                         (Title of Class of Securities)
                                    317697100
                      (CUSIP Number of Class of Securities)

                                Douglas M. Kratz
                  Financial Services Corporation of the Midwest
                          224 - 18th Street, Suite 202
                        Rock Island, Illinois 61201-8737
                                 (309) 794-1120
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                                 WITH COPIES TO:
                          Michele D. Vaillancourt, Esq.
                           Winthrop & Weinstine, P.A.
                            3000 Dain Bosworth Plaza
                              60 South Sixth Street
                          Minneapolis, Minnesota 55402
                                  May 12, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)

ITEM 9.  Material to be Filed as Exhibits.

The following documents are hereby filed as exhibits to this Issuer Tender Offer Statement on Schedule 13E-4:

(a)(1)        Offer to  Purchase:  Incorporated  herein by  reference to Exhibit
              (a)(1) to Company's Schedule 13E-4 filed May 12, 1997 (the "Schedule 13E-4").

(a)(2)(i) Form of Letter of Transmittal: Incorporated herein by reference to Exhibit (a)(2)(i) of the Schedule 13E-4.

(a)(2)(ii) Form of Notice of Guaranteed Delivery: Incorporated herein by reference to Exhibit (a)(2)(ii) of the Schedule 13E-4.

(a)(3)(i) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees: Incorporated herein by reference to Exhibit (a)(3)(i) of the Schedule 13E-4.

(a)(3)(ii) Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Nominees:
              Incorporated herein by reference to Exhibit (a)(3)(ii) of the
              Schedule 13E-4.

(a)(3)(iii) Form of Letter to Shareholders: Incorporated herein by reference to Exhibit (a)(3)(iii) of the Schedule 13E-4.

(a)(4)        Notice of Extension of Period of Offer.

(b)(1) Loan Agreement dated December 15, 1992 by and between FSCM and the Bank and amendments thereto dated March 14, 1996 and July 27, 1996: Incorporated herein by reference to Exhibit (b)(1) of the
              Schedule 13E-4.

(b)(2) Revolving Business Note dated July 31, 1996 made payable by FSCM to the Bank: Incorporated herein by reference to Exhibit (b)(2) of the Schedule 13E-4.

(c) Depositary Agreement dated as of May 12, 1997 between FSCM and Illinois Stock Transfer Company: Incorporated herein by reference to Exhibit (c) of the Schedule 13E-4.

(d)-(f)       Not applicable.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  August 7, 1997.           FINANCIAL SERVICES CORPORATION OF THE MIDWEST


                                 By:   /s/ Douglas M. Kratz
                                 Its Chairman, Chief Executive Officer
                                 and Chief Financial Officer

                                INDEX TO EXHIBITS


Description of Exhibits

(a)(1)        Offer to  Purchase:  Incorporated  herein by  reference to Exhibit
              (a)(1) to Company's Schedule 13E-4 filed May 12, 1997 (the "Schedule 13E-4").

(a)(2)(i) Form of Letter of Transmittal: Incorporated herein by reference to Exhibit (a)(2)(i) of the Schedule 13E-4.

(a)(2)(ii) Form of Notice of Guaranteed Delivery: Incorporated herein by reference to Exhibit (a)(2)(ii) of the Schedule 13E-4.

(a)(3)(i) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees:
              Incorporated herein by reference to Exhibit (a)(3)(i) of the
              Schedule 13E-4.

(a)(3)(ii) Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Nominees: Incorporated herein by reference to Exhibit (a)(3)(ii) of the Schedule 13E-4.

(a)(3)(iii) Form of Letter to Shareholders: Incorporated herein by reference to Exhibit (a)(3)(iii) of the Schedule 13E-4.

(a)(4)        Notice of Extension of Period of Offer.

(b)(1) Loan Agreement dated December 15, 1992 by and between FSCM and the Bank and amendments thereto dated March 14, 1996 and July 27, 1996: Incorporated herein by reference to Exhibit (b)(1) of the
              Schedule 13E-4.

(b)(2) Revolving Business Note dated July 31, 1996 made payable by FSCM to the Bank: Incorporated herein by reference to Exhibit (b)(2) of the Schedule 13E-4.

(c) Depositary Agreement dated as of May 12, 1997 between FSCM and Illinois Stock Transfer Company: Incorporated herein by reference to Exhibit (c) of the Schedule 13E-4.

(d)-(f)       Not applicable.

Exhibit (a)(4)



                  FINANCIAL SERVICES CORPORATION OF THE MIDWEST

                     OFFER TO PURCHASE FOR CASH UP TO 83,000
                      OF ITS ISSUED AND OUTSTANDING SHARES
                       OF COMMON STOCK AT $90.00 PER SHARE

                     NOTICE OF EXTENSION OF PERIOD OF OFFER



To the Common Stock Shareholders of
Financial Services Corporation of the Midwest:


Financial Services Corporation of the Midwest ("FSCM") has offered to purchase for cash up to 83,000 of its issued and outstanding shares (the "Shares") of Common Stock, par value $0.50 per share (the "Offer"). The Offer is subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal which were distributed to FSCM's shareholders beginning on May 12, 1997.

The expiration date of the Offer is hereby extended to August 13, 1997. The Offer, the proration period and the withdrawal rights will expire at 5:00 P.M., Rock Island, Illinois time, on August 13, 1997, unless the Offer is further extended.

Please direct any questions to Ms. Patricia A. Zimmer, Secretary of FSCM, at the address and telephone number set forth below.


July 30, 1997                      FINANCIAL SERVICES CORPORATION OF THE MIDWEST
                                   224 18th Street, Suite 202
                                   Rock Island, IL 61201-8719
                                   Telephone: (309) 794-1122, extension 1301